Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Ed Arditte
	609-720-4261	609-720-4621
	pfitzhenry@tyco.com	Karen Chin
609-720-4398

TYCO REPORTS SECOND QUARTER EARNINGS
 FROM CONTINUING OPERATIONS OF $0.42 PER SHARE

•                  Results Include Charges of $0.07 Per Share for Separation Activities and Restructuring

•                  Company has Strong Cash Flow Quarter

PEMBROKE, Bermuda — May 8, 2007 — Tyco International Ltd. (NYSE: TYC; BSX: TYC) today reported diluted GAAP earnings per share (EPS) from continuing operations of $0.42 for the fiscal second quarter of 2007.  Results include charges of $0.05 per share for separation activities and $0.02 per share for restructuring in connection with Tyco’s previously-announced restructuring program.  Revenue in the quarter increased 7 percent versus the prior year to $10.8 billion, with organic revenue growth of 4.4 percent.  The company generated cash flow from operating activities of $1.6 billion and free cash flow of $1.1 billion which included $118 million in cash payments for separation-related costs and restructuring. The company’s tax rate was approximately 20 percent in the quarter and benefited from certain positive tax developments.

Tyco Chairman and Chief Executive Officer Ed Breen said, “Our performance in the second quarter reflects good top line growth with better than expected revenue growth in our Electronics and Engineered Products businesses.  Cash flow was also strong in the quarter as our businesses continue to demonstrate their ability to generate consistent and strong cash flow.”

Key events in recent weeks related to Tyco’s planned separation include the following:

•                  Fitch, Moody’s and S&P Credit Rating Services issued investment grade credit ratings for each of the three companies.

•                  Tyco entered into 5- year revolving credit facilities for each of the three companies for a combined $4.25 billion, which will replace the existing three and five year Tyco credit facilities of $2.5 billion upon separation.

•                  Tyco entered into bridge loan facilities totaling $10 billion which will be utilized in connection with Tyco’s tender for most of its outstanding public debt.

•                  Tyco and its subsidiaries initiated tender offers to purchase for cash approximately $8.5 billion of its outstanding public debt.

Organic revenue growth, free cash flow, operating income before special items and operating margin before special items are all non-GAAP financial measures and are described below.  For a reconciliation of these non-GAAP measures, see the attached tables.  To further assist in understanding the special items included in Tyco’s GAAP results, the company has provided a summary schedule attached to this press release.  A set of detailed schedules can be found at www.tyco.com on the Investor Relations portion of Tyco’s website.

SEGMENT RESULTS

The financial results presented in the tables below are in accordance with GAAP unless otherwise indicated.  All dollar amounts are pre-tax and stated in millions.  All comparisons are to the quarter ended Mar. 31, 2006 unless otherwise indicated.

Electronics

	Mar. 30, 2007	Mar. 31, 2006	$ Change	% Change
Revenue	$3,424	$3,123	$301	10%
Operating Income	455	463	(8)	(2%)
Operating Margin	13.3%	14.8%
Special Items	(15)	(4)
Operating Income Before Special Items	470	467	3	1%
Operating Margin Before Special Items	13.7%	15.0%

Revenue increased 10 percent in the quarter with organic revenue growth of 6 percent. Solid growth in the automotive, industrial machinery, aerospace and defense, power utility, undersea telecommunications, mobile phone and consumer electronics markets was partially offset by sales declines in the computer and communication service provider markets.  Geographically, growth was strong in Europe and Asia.  In North America, with the exception of strong growth in the undersea telecommunications business, revenue declined modestly.  The segment’s book to bill ratio was 1.03 in the quarter.

Operating income decreased 2 percent to $455 million. Operating income before special items increased 1 percent. Operating earnings were adversely impacted by $43 million of higher material costs, primarily copper, and modestly higher investment in engineering and selling.  Special items in the quarter included $15 million of restructuring and asset impairment costs compared to $4 million in the prior year quarter.

Fire & Security

	Mar. 30, 2007	Mar. 31, 2006	$ Change	% Change
Revenue	$3,048	$2,873	$175	6%
Operating Income	253	289	(36)	(12%)
Operating Margin	8.3%	10.1%
Special Items	(43)	(1)
Operating Income Before Special Items	296	290	6	2%
Operating Margin Before Special Items	9.7%	10.1%

Revenue increased 6 percent in the quarter with organic revenue growth of 4 percent. Organically, Worldwide Security grew 4 percent and Worldwide Fire grew 5 percent. Both benefited from continued strength in commercial construction markets. Recurring revenue in security grew 3 percent and attrition rates continued to improve. Safety Products declined 3 percent organically as solid growth in fire suppression and access and video was more than offset by a revenue decline in the breathing business.

Operating income decreased 12 percent to $253 million. Before special items, operating income increased 2 percent. Operating income and margin improved in our Worldwide Fire business versus the prior year due to increased volume and productivity improvements in North America while operating income declined in Worldwide Security primarily as a result of lower income in Europe. Operating income also declined in Safety Products due to lower revenue from breathing products.  Special items in the quarter consisted of $43 million in restructuring charges which were largely incurred to improve the cost structure of our European operations.

Healthcare

	Mar. 30, 2007	Mar. 31, 2006	$ Change	% Change
Revenue	$2,537	$2,409	$128	5%
Operating Income	549	579	(30)	(5%)
Operating Margin	21.6%	24.0%
Special Items	(6)	46
Operating Income Before Special Items	555	533	22	4%
Operating Margin Before Special Items	21.9%	22.1%

Revenue increased 5 percent in the quarter with organic revenue growth of 3 percent.  Revenue growth of 9 percent in Pharmaceutical Products and 6 percent in both Medical Devices and Imaging Solutions was partially offset by a 2 percent decline in Retail.

Operating income decreased 5 percent to $549 million. Before special items, operating income increased 4 percent. Higher revenue and improved gross margin performance was partially offset by higher operating expenses including investments in sales and marketing.  Special items in the quarter consisted primarily of restructuring charges.  Special items in last year’s quarter consisted of a $46 million divestiture gain.

Engineered Products & Services

	Mar. 30, 2007	Mar. 31, 2006	$ Change	% Change
Revenue	$1,829	$1,682	$147	9%
Operating Income	154	188	(34)	(18%)
Operating Margin	8.4%	11.2%
Special Items	(13)	—
Operating Income Before Special Items	167	188	(21)	(11%)
Operating Margin Before Special Items	9.1%	11.2%

Revenue increased 9 percent in the quarter with organic revenue growth of 5 percent. Double-digit organic revenue growth in Flow Control and Fire & Building Products was partially offset by flat revenue in Electrical & Metal Products and a $25 million revenue decline in Infrastructure Services.  In the Flow Control business, organic revenue growth was 12 percent and backlog grew 46 percent year over year, and 8 percent on a quarter sequential basis.

Operating income decreased 18 percent to $154 million.  Operating income before special items in Electrical & Metal Products declined $49 million versus the prior year due to lower metal spreads. Operating income before special items in Flow Control increased $29 million or 33 percent due to higher revenue and improved productivity. Special items in the quarter included $13 million of charges primarily related to restructuring and divestiture activities.

OTHER ITEMS

•                  Separation-related expenses for the second quarter were $124 million with $18 million included in selling, general and administrative expenses.

•                  Restructuring and asset impairment charges for the second quarter were $76 million.

•                  The approximately 20 percent tax rate for the quarter reflected benefits related to a non-U.S. tax ruling during the quarter and reduced reserve requirements on certain legacy tax matters.

•                  Corporate expense in the quarter totaled $252 million which included $132 million of separation, divestiture and restructuring charges.

OUTLOOK

For the third quarter of 2007, Tyco expects to achieve revenue growth of 5.5 to 6.5 percent (organic revenue growth of 3.5 to 4.5 percent) and an operating margin before special items of 12.5 to 13.0 percent.  Please see the disclosures at the end of this press release for additional information.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. is a global, diversified company that provides vital products and services to customers in four business segments: Electronics, Fire & Security, Healthcare and Engineered Products & Services.  With 2006 revenue of $41 billion, Tyco employs approximately 240,000 people worldwide.  More information on Tyco can be found at www.tyco.com.

CONFERENCE CALL AND WEBCAST

The company will hold a conference call for investors today beginning at 8:30 a.m. ET.  The call can be accessed in three ways:

•                  At Tyco’s website: http://investors.tyco.com.

•                  By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (800) 700-7133.  The telephone dial-in number for participants outside the United States is (612) 332-1020.

•                  An audio replay of the conference call will be available beginning at 12:00 p.m. on May 8, 2007 and ending at 11:59 p.m. on May 15, 2007. The dial-in number for participants in the United States is (800) 475-6701. For participants outside the United States, the replay dial-in number is (320) 365-3844. The replay access code for all callers is 869971.

NON-GAAP MEASURES

“Organic revenue growth,” “free cash flow” (FCF), “operating income before special items” and “operating margin before special items” are non-GAAP measures and should not be considered replacements for GAAP results.

Organic revenue growth is a useful measure used by the company to measure the underlying results and trends in the business.  The difference between reported net revenue growth (the most comparable GAAP measure) and organic revenue growth (the non-GAAP measure) consists of the impact from foreign currency, acquisitions and divestitures, and other changes that do not reflect the underlying results and trends (for example, revenue reclassifications and changes to the fiscal year).  Organic revenue growth is a useful measure of the company’s performance because it excludes items that:  i) are not completely under management’s control, such as the impact of foreign currency exchange; or ii) do not reflect the underlying growth of the company, such as acquisition and divestiture activity.  It is also a component of the company’s compensation programs. The limitation of this measure is that it excludes items that have an impact on the company’s revenue.  This limitation is best addressed by using organic revenue growth in combination with the GAAP numbers. See the accompanying tables to this press release for the reconciliation presenting the components of organic revenue growth.

FCF is a useful measure of the company’s cash which is free from any significant existing obligation.  The difference between cash flows from operating activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify.  FCF permits management and investors to gain insight into the number that management employs to measure cash that is free from any significant existing obligation. It is also a significant component in the company’s incentive compensation plans.  The difference reflects the impact from:

•                  the sale of accounts receivable programs,

•                  net capital expenditures,

•                  acquisition of customer accounts (ADT dealer program),

•                  cash paid for purchase accounting and holdback liabilities, and

•                  voluntary pension contributions.

The impact from the sale of accounts receivable programs and voluntary pension contributions is added or subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity.  Capital expenditures and the ADT dealer program are subtracted because they represent long-term commitments. Cash paid for purchase accounting and holdback liabilities is subtracted from Cash Flow from Operating Activities because these cash outflows are not available for general corporate uses.

The limitation associated with using FCF is that it subtracts cash items that are ultimately within management’s and the Board of Directors’ discretion to direct and that therefore may imply that there is less or more cash that is available for the company’s programs than the most comparable GAAP measure.  This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

FCF as presented herein may not be comparable to similarly titled measures reported by other companies.  The measure should be used in conjunction with other GAAP financial measures.  Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from

Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period.  See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

The company has presented and forecast its operating income before special items including charges related to divestitures, acquisitions, restructurings, along with transaction costs related to the separations of Tyco Electronics and Tyco Healthcare into separate public companies, and other income or charges that may mask the underlying operating results and/or business trends.  The company utilizes operating income before special items to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions.  It is also a significant component in the company’s incentive compensation plans. Operating income before special items is a useful measure for investors because it better reflects the company’s underlying operating results, trends and the comparability of these results between periods.  The difference between operating income before special items and operating income (the most comparable GAAP measure) consists of the impact of charges related to divestitures, acquisitions, restructurings, along with transaction costs related to the separations of Tyco Electronics and Tyco Healthcare into separate public companies, and other income or charges that may mask the underlying operating results and/or business trends.  The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported operating income. This limitation is best addressed by using operating income before special items in combination with operating income (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The company presents its operating income forecast before special items to give investors a perspective on the underlying business results.  Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the company’s financial statements, it is difficult to include the impact of those items in the forecast.  See the accompanying tables to this press release for the reconciliation presenting the components of operating income before special items.

The company has presented and forecast its operating margin before special items including charges related to divestitures, acquisitions, restructurings, along with transaction costs related to the separations of Tyco Electronics and Tyco Healthcare into separate public companies, and other income or charges that may mask the underlying operating results and/or business trends.  The company utilizes operating margin before special items to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions.  It is also a significant component in the company’s incentive compensation plans. Operating margin before special items is a useful measure for investors because it better reflects the company’s underlying operating results, trends and the comparability of these results between periods.  The difference between operating margin before special items and operating margin (the most comparable GAAP measure) consists of the impact of charges related to divestitures, acquisitions, restructurings, along with transaction costs related to the separations of Tyco Electronics and Tyco Healthcare into separate public companies, and other income or charges that may mask the underlying operating results and/or business trends.  The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported operating margin. This limitation is best addressed by using operating margin before special items in combination with operating margin (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The company presents its operating margin forecast before special items to give investors a perspective on the underlying business results.  Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the company’s financial statements, it is difficult to include the impact of those items in the forecast.  See the accompanying tables to this press release for the reconciliation presenting the components of operating margin before special items.

 FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K/A for the fiscal year ended Sept. 29, 2006 and Quarterly Report on Form 10-Q/A for the quarterly period ended Dec. 29, 2006.

# # #

TYCO INTERNATIONAL LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
		(Restated)		(Restated)
Net revenue	$10,838	$10,087	$21,167	$19,684
Cost of sales	7,285	6,681	14,146	13,054
Selling, general and administrative expenses	2,203	2,010	4,319	3,987
Separation costs	106	25	191	33
Restructuring and asset impairment charges, net	76	7	166	19
Losses (gains) on divestitures	9	(44)	9	(41)
Operating income	1,159	1,408	2,336	2,632
Interest income	39	33	80	70
Interest expense	(160)	(188)	(327)	(376)
Other income (expense), net	8	(2)	9	(3)
Income from continuing operations before income taxes and minority interest	1,046	1,251	2,098	2,323
Income taxes	(206)	(290)	(513)	(533)
Minority interest	(2)	(1)	(5)	(4)
Income from continuing operations	838	960	1,580	1,786
(Loss) income from discontinued operations, net of income taxes	(3)	(65)	48	(298)
Income before cumulative effect of accounting change	835	895	1,628	1,488
Cumulative effect of accounting change, net of income taxes	—	—	—	(14)
Net income	$835	$895	$1,628	$1,474

Basic earnings per common share:
Income from continuing operations	$0.42	$0.48	$0.80	$0.89
(Loss) income from discontinued operations	(0.00)	(0.04)	0.02	(0.15)
Cumulative effect of accounting change	—	—	—	(0.01)
Net income	$0.42	$0.44	$0.82	$0.73
Diluted earnings per common share:
Income from continuing operations	$0.42	$0.46	$0.78	$0.86
(Loss) income from discontinued operations	(0.01)	(0.03)	0.03	(0.14)
Cumulative effect of accounting change	—	—	—	(0.01)
Net income	$0.41	$0.43	$0.81	$0.71

Weighted-average number of shares outstanding:
Basic	1,972	2,019	1,977	2,011
Diluted	2,024	2,107	2,029	2,109

Income Reconciliation for Diluted EPS:
Income from continuing operations	$838	$960	$1,580	$1,786
Add back of interest expense for convertible debt	4	10	9	22
Income from continuing operations, giving effect to dilutive adjustments	842	970	1,589	1,808
(Loss) income from discontinued operations	(3)	(65)	48	(298)
Cumulative effect of accounting change	—	—	—	(14)
Net income, giving effect to dilutive adjustments	$839	$905	$1,637	$1,496

NOTE:                 These financial statements should be read in conjunction with the Consolidated Financial Statements and accompanying notes contained in the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 29, 2006 and Quarterly Report on Form 10-Q/A for the quarterly period ended December 29, 2006.

TYCO INTERNATIONAL LTD.
RESULTS OF SEGMENTS
(in millions)
(Unaudited)

	Quarter Ended				Six Months Ended
	March 30,		March 31,		March 30,		March 31,
	2007		2006		2007		2006
NET REVENUE
Electronics	$3,424		$3,123		$6,619		$6,042
Fire and Security	3,048		2,873		6,024		5,666
Healthcare	2,537		2,409		4,983		4,696
Engineered Products and Services	1,829		1,682		3,541		3,280
Corporate	—		—		—		—
Total Net Revenue	$10,838		$10,087		$21,167		$19,684

OPERATING INCOME AND MARGIN
Electronics	$455	13.3%	$463	14.8%	$868	13.1%	$848	14.0%
Fire and Security	253	8.3%	289	10.1%	520	8.6%	517	9.1%
Healthcare	549	21.6%	579	24.0%	1,064	21.4%	1,118	23.8%
Engineered Products and Services	154	8.4%	188	11.2%	331	9.3%	355	10.8%
Corporate	(252)		(111)		(447)		(206)
Operating Income and Margin	$1,159	10.7%	$1,408	14.0%	$2,336	11.0%	$2,632	13.4%

TYCO INTERNATIONAL LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	March 30,	December 29,	September 29,
	2007	2006	2006
Current Assets:
Cash and cash equivalents	$4,056	$2,598	$2,910
Accounts receivable, net	7,341	7,115	7,060
Inventories	5,337	5,268	4,793
Other current assets	3,297	3,541	3,776
Total current assets	20,031	18,522	18,539

Property, plant and equipment, net	9,545	9,515	9,240
Goodwill	25,096	25,054	24,872
Intangible assets, net	5,044	5,101	5,128
Other assets	4,755	4,776	5,233
Total Assets	$64,471	$62,968	$63,012

Current Liabilities:
Short-term debt and current maturities of long-term debt	$1,853	$1,627	$800
Accounts payable	3,464	3,467	3,526
Accrued and other current liabilities	5,800	5,259	6,031
Total current liabilities	11,117	10,353	10,357

Long-term debt	8,609	8,602	9,340
Other liabilities	7,849	8,137	7,874
Total Liabilities	27,575	27,092	27,571

Minority interest	35	37	54

Shareholders’ equity	36,861	35,839	35,387

Total Liabilities and Shareholders’ Equity	$64,471	$62,968	$63,012

NOTE: These financial statements should be read in conjunction with the Consolidated Financial Statements and accompanying notes contained in the Company’s Annual Report on Form 10-K/A for the fiscal year ended September 29, 2006 and Quarterly Report on Form 10-Q/A for the quarterly period ended December 29, 2006.

TYCO INTERNATIONAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Quarter Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
		(Restated)		(Restated)
Cash Flows from Operating Activities:
Net income	$835	$895	$1,628	$1,474
Loss (income) from discontinued operations	3	65	(48)	298
Cumulative effect of accounting change	—	—	—	14

Income from continuing operations	838	960	1,580	1,786
Adjustments to reconcile net cash provided by operating activities:
Non-cash restructuring and asset impairment charges (credits), net	10	(3)	19	6
Losses (gains) and impairments on divestitures	9	(51)	9	(41)
Depreciation and amortization	536	514	1,064	1,024
Non-cash compensation expense	73	73	159	146
Deferred income taxes	(49)	77	66	28
Provision for losses on accounts receivable and inventory	51	38	129	92
Other non-cash items	(8)	6	2	22
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	(166)	(199)	(149)	(107)
Inventories	(66)	(238)	(526)	(512)
Accounts payable	(26)	140	(140)	115
Accrued and other liabilities	311	(213)	(94)	(724)
Income taxes, net	(19)	(103)	(24)	(27)
Other	90	(41)	308	(164)
Net cash provided by operating activities	1,584	960	2,403	1,644
Net cash (used in) provided by discontinued operating activities	(3)	21	5	8

Cash Flows from Investing Activities:
Capital expenditures	(406)	(425)	(1,069)	(723)
Proceeds from disposal of assets	34	8	47	17
Acquisition of businesses, net of cash acquired	(22)	(46)	(85)	(134)
Acquisition of customer accounts (ADT dealer program)	(79)	(92)	(176)	(169)
Purchase accounting and holdback liabilities	(6)	(5)	(20)	(11)
Divestiture of businesses, net of cash retained	7	958	307	954
Liquidation of rabbi trust investments	232	—	271	—
Decrease (increase) in investments	11	(32)	24	62
Increase/decrease in restricted cash	(2)	7	13	31
Other	(7)	11	17	2
Net cash (used in) provided by investing activities	(238)	384	(671)	29
Net cash used in discontinued investing activities	—	(6)	(1)	(88)

Cash Flows from Financing Activities:
Net proceeds (repayments) of debt	197	(1,197)	191	(1,206)
Proceeds from exercise of share options	92	68	212	129
Dividends paid	(196)	(202)	(395)	(402)
Repurchase of common shares	(8)	(595)	(668)	(811)
Transfers (to) from discontinued operations	(3)	(100)	9	(191)
Other	16	(14)	25	(16)
Net cash provided by (used in) financing activities	98	(2,040)	(626)	(2,497)
Net cash provided by (used in) discontinued financing activities	3	(4)	(14)	92

Effect of currency translation on cash	14	10	40	6
Net increase (decrease) in cash and cash equivalents	1,458	(675)	1,136	(806)
Less: net (increase) decrease in cash related to discontinued operations	—	(11)	10	(12)
Cash and cash equivalents at beginning of period	2,598	3,072	2,910	3,204

Cash and cash equivalents at end of period	$4,056	$2,386	$4,056	$2,386

Reconciliation to “Free Cash Flow”:
Net cash provided by operating activities	$1,584	$960	$2,403	$1,644
Decrease in sale of accounts receivable	1	3	3	7
Capital expenditures, net	(372)	(417)	(1,022)	(706)
Acquisition of customer accounts (ADT dealer program)	(79)	(92)	(176)	(169)
Purchase accounting and holdback liabilities	(6)	(5)	(20)	(11)
Voluntary pension contributions	—	—	18	—
Free Cash Flow	$1,128	$449	$1,206	$765

NOTE: Free cash flow is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO INTERNATIONAL LTD.
ORGANIC REVENUE GROWTH RECONCILIATION
(in millions)
(Unaudited)

	Quarter Ended March 30, 2007								Net Revenue for the Quarter Ended
	Net Revenue		Foreign Currency		Acquisition/ Divestiture		Organic Revenue Growth		March 31, 2006
Electronics	$3,424	9.6%	$115	3.7%	$8	0.2%	$178	5.7%	$3,123
Fire and Security	3,048	6.1%	77	2.7%	(2)	-0.1%	100	3.5%	2,873
Healthcare	2,537	5.3%	51	2.1%	(3)	-0.1%	80	3.3%	2,409
Engineered Products and Services	1,829	8.7%	59	3.5%	1	0.0%	87	5.2%	1,682
Corporate	—	NM	—	NM	—	NM	—	NM	—
Total Net Revenue	$10,838	7.4%	$302	3.0%	$4	0.0%	$445	4.4%	$10,087

	Six Months Ended March 30, 2007								Net Revenue for the Six Months Ended
	Net Revenue		Foreign Currency		Acquisition/ Divestiture		Organic Revenue Growth		March 31, 2006
Electronics	$6,619	9.5%	$221	3.7%	$14	0.1%	$342	5.7%	$6,042
Fire and Security	6,024	6.3%	155	2.7%	(18)	-0.3%	221	3.9%	5,666
Healthcare	4,983	6.1%	96	2.0%	(5)	-0.1%	196	4.2%	4,696
Engineered Products and Services	3,541	8.0%	109	3.3%	2	0.1%	150	4.6%	3,280
Corporate	—	NM	—	NM	—	NM	—	NM	—
Total Net Revenue	$21,167	7.5%	$581	3.0%	$(7)	-0.1%	$909	4.6%	$19,684

NOTE: Organic revenue growth is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO INTERNATIONAL LTD.
DEBT RECONCILIATION
(in millions)
(Unaudited)

	Quarter Ended	Six Months Ended
	March 30, 2007	March 30, 2007
Total debt at beginning of period	$10,229	$10,140
Net debt proceeds	197	191
Currency translation	31	106
Other	5	25
Total debt at end of period	$10,462	$10,462

TYCO INTERNATIONAL LTD.
EARNINGS PER SHARE SUMMARY
(Unaudited)

	Quarter Ended
	December 29, 2006	March 30, 2007

Diluted EPS from Continuing Operations	$0.37	$0.42

Restructuring, Asset Impairment and Divestiture Charges, net	0.03	0.02

Separation Costs	0.05	0.05